Exhibit 19.1
ANI PHARMACEUTICALS, INC.

INSIDER TRADING AND CONFIDENTIALITY NOTICE

(as adopted on May 7, 2023)

ANI Pharmaceuticals, Inc. (“ANI”) has adopted the attached restatement and expansion of its existing policies and procedures prohibiting directors, officers, employees, consultants and their immediate family members from (1) trading in the securities of ANI, and in certain cases, the securities of other companies, while in the possession of material non-public information (other than previously scheduled trades made pursuant to a previously approved Rule 10b5-1 trading plan as described in the policy) and (2) disclosing any non-public information about ANI, whether it may be deemed material or not, in particular for the purpose of “tipping.” This notice briefly summarizes these prohibitions, which all Covered Persons (as defined in the policy) must follow.

Prohibition Against Trading on Material Non-Public Information. If you are aware of material information relating to ANI which has not yet been made available to the public for at least one full trading day, you are prohibited from trading in ANI securities (other than previously scheduled trades pursuant to a previously approved Rule 10b5-1 trading plan as described in the policy) or directly or indirectly disclosing such information to any other person so that they may trade in ANI securities. This prohibition covers virtually all transactions in securities of ANI. Tn this regard, the term “securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps and collars, and the term “transactions” includes purchases, sales, pledges, hedges, loans and gifts of ANI’s securities, as well as other direct or indirect transfers of ANI’s securities. Similarly, you may not trade in the securities of any other company about which you have obtained material non-public information through ANI. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be important to an investor in determining whether to purchase, sell or hold ANI securities would be material. Information may be important for this purpose even if it would not alone determine the investor’s decision.

Confidentiality. ANI could face serious problems if unauthorized internal information is disclosed about ANI, whether or not for the purpose of facilitating improper trading in securities. Covered Persons (as defined in the policy) should not discuss internal ANI matters with anyone outside of ANI (including family members), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about ANI, which may be made by the media, investment analysts or others in the financial community or anonymously over the Internet. It is important that all such communications on behalf of ANI be through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature you should decline comment and refer the inquirer to the Compliance Officer (as defined in the policy). Please consult ANI’s Corporate Communications Policy for more details regarding ANI’s policy on speaking to the media, financial analysts and investors. Your obligations under this policy are in addition to your obligations under other ANI policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information.

In order to avoid any inadvertent violations of the insider trading laws, this policy requires all Designated Persons (as defined in the policy) to pre-clear any transaction in ANI securities, including those proposed to be made by any member of such persons’ immediate family members, with the Compliance Officer (other than previously scheduled trades pursuant to a previously approved Rule 10b5-1 trading plan) and strongly encourages all other Covered Persons (as defined in the policy) to contact the Compliance Officer if they have any questions about whether or not they are in possession of material non-public information. If you have any questions about this policy or your responsibilities under this policy, please contact the Compliance Officer before you act. It is your responsibility to comply with this policy and for communicating it to members of your immediate family so they understand that they are covered by this policy. If you have any questions about this policy, including whether information that you are aware of is or may be either “material” or “non-public,” you should ask for advice before you engage in any trading. We will expect the strictest compliance with this policy by all Covered Persons (as defined in the policy) at every level. Failure to observe this policy may result in serious legal difficulties for you, as well as ANI. We consider any failure to follow the letter and spirit of this policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with ANI.

Exhibit 19.1

ANI PHARMACEUTICALS, INC.

POLICY AND PROCEDURES ON CONFIDENTIALITY AND TRADING SECURITIES
ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION THE PURPOSE OF OUR POLICY
The purpose of this policy is to protect confidential and proprietary information of ANI Pharmaceuticals, Inc. (“ANI”) from unauthorized disclosure and to prevent trading in ANI’s securities by directors, officers, employees and consultants of ANI and their immediate family members while they are in possession of material non-public information concerning ANI. Federal securities laws governing “insider trading” are strictly enforced, and violations of these laws could result in severe penalties for violators and ANI. Even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution could tarnish one’s reputation and irreparably damage a career and result in financial losses for ANI. ANI considers any failure to follow the letter and spirit of this policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with ANI. ANI is adopting this policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with ANI.

COVERED PERSONS

As a director, officer, employee or designated consultant or contractor of ANI or its subsidiaries (each, a “Covered Person”), this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in ANI’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in ANI’s securities); it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons. You are responsible for making sure that any transaction in securities covered by this policy by you or any of these people or entities complies with this policy.

An affiliate of a person subject to this policy is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a person subject to this policy is (i) a corporation or organization (other than ANI or a majority owned subsidiary of ANI) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (ii) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

Each individual is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy. Employees of ANI who violate this policy shall also be subject to disciplinary action by ANI, which may include ineligibility for future participation in ANI’s equity plans or termination of employment for cause.

The portions of this policy relating to transactions while in possession of material non- public information and the use or disclosure of that information continue to apply to transactions in ANI’s securities even after termination of employment or association with ANI. If you are aware of material non-public information about ANI when your employment or other business relationship with ANI ends, you may not trade in ANI’s securities or disclose the material non- public information to anyone else until that information is made public or becomes no longer material.

POLICY

Confidentiality. Unauthorized disclosure of internal information about ANI, whether or not for the purpose of facilitating improper trading in ANI’s stock, could cause ANI serious problems. The timing and nature of ANI’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, ANI and its management. Covered Persons should not discuss internal ANI matters with anyone outside of ANI (including family members), except as required in the performance of regular corporate

Exhibit 19.1
duties. This prohibition applies specifically (but not exclusively) to inquiries about ANI, which may be made by the media, investment analysts or others in the financial community or anonymously over the Internet. It is important that all such communications on behalf of ANI be through an appropriately designated officer under carefully controlled circumstances. Please consult ANI’s Corporate Communications Policy for more details regarding ANI’s policy on speaking to the media, financial analysts and investors. Your obligations under this policy are in addition to your obligations under other ANI policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information. It is the policy of ANI that directors, officers, employees and consultants of ANI and their immediate family members must not:

1. Disclose any material, non-public information about ANI to any person outside of ANI (including members of one’s immediate family) unless such disclosure is authorized by the Compliance Officer (as defined below) or disclose any internal information about ANI, except as required in the performance of regular corporate duties and in compliance with ANI’s Corporate Communications Policy.

Insider Trading. It is the policy of ANI that directors, officers, employees and consultants of ANI and their immediate family members must not:

1.Trade or otherwise transact in any securities issued by ANI at any time while in possession of material, non-public information about ANI (other than previously scheduled trades made pursuant to a written Rule 10b5-1 trading plan previously approved in writing by the Compliance Officer).

1.Trade or otherwise transact in any securities issued by any other company about which that director, officer, employee or consultant has obtained material, non-public information through his or her relationship with ANI (such as information regarding purchases or sales of businesses or information obtained during the negotiation or implementation of major contracts).

Internet; Social Media. Covered Persons should not disclose or discuss any information about ANI over the Internet or other mode of social media (such as Twitter) with any person outside of ANI, except as required in the performance of regular corporate duties and in compliance with ANI’s Corporate Communications Policy. As set forth in ANI’s Corporate Communications Policy, Covered Persons shall not respond to comments, rumors or discussions or otherwise participate in Internet “chat” rooms, blogs, social media sites, message boards or other similar online forums. In addition, no director or employee may participate, in any manner other than passive observation, in any investment or stock-related Internet “chat” rooms, blogs, message boards, social media sites or other similar online forums relating to ANI without prior written approval by ANI. Covered Persons are required to contact immediately the Compliance Officer if such personnel are aware of any information regarding ANI being discussed or posted on chat rooms or anywhere on the Internet, so that ANI’s officers can decide how to respond appropriately, if at all.

DEFINITIONS

Material Information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be important to an investor in determining whether to purchase, sell or hold ANI securities would be material. Information may be important for this purpose even if it would not alone determine the investor’s decision.

Examples. Common examples of information that will frequently be regarded as material are:

•information regarding financial results, financial condition and financial forecasts, including actual or projected earnings or losses or other financial guidance

•earnings or losses that are inconsistent with the consensus expectations of the investment community

•news of a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets, subsidiary or business unit

•a change in management

Exhibit 19.1

•certain changes in securities, such as a change in dividend policy, the declaration of a stock split, the repurchase of shares or the offering of additional securities

•impending bankruptcy or financial liquidity problems

•commencement of or developments in significant litigation involving the company

•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof

•significant new products or discoveries

•interactions with applicable regulatory authorities with respect to the approval of new products and maintaining existing products

Either positive or negative information may be material. We emphasize that this list is merely illustrative and not exhaustive. Because trades and transactions that receive scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trades or transactions should be avoided.

Non-public Information. Information should be considered non-public if it is not generally known or available to the public. Material information does not necessarily lose its “non-public” status as soon as a press release is issued disclosing the information. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. Our policy is to consider ANI information as non-public until the end of the first full trading day after the information is first released to the public by means of a press release or a filing with the SEC.

PROCEDURES

To assist ANI in assuring compliance with this policy and the federal laws prohibiting trading in securities while in possession of material, non-public information, the following procedures are established:

1.Rule 10b5-1 Trading Plans. Insider trading is very serious, and even an allegation of insider trading can materially impair ANI’s business. SEC Rule 10b5-1 provides a potential defense from insider trading liability and allows corporate insiders to establish arrangements to sell (or purchase) ANI securities without the sometimes seemingly arbitrary restrictions imposed by quarterly blackout periods or a potentially lengthy restriction on trading that may result from an event-driven blackout period. To rely on the rule, several requirements must be observed, including that the trading plan itself may be executed only at a time when the insider did not have possession of any material non-public information. ANI’s directors and officers should consider using (but are not required to use) a Rule 10b5-1 plan, particularly if they wish to plan regular purchases or sales of ANI securities over a longer period of time. Insiders wishing to establish a Rule 10b5-1 trading plan must obtain from the Compliance Officer prior, written approval of any Rule 10b5-1 trading plan covering the purchase or sale of ANI securities in compliance with Rule 10b5-1 (in which case all purchases or sales made under the plan will not need any further approval by the Compliance Officer). Please see Exhibit B attached for more information about Rule 10b5- 1 plans. Any director or officer that declines to use a Rule 10b5-1 trading plan to effect a transaction in ANI securities instead must comply with the preclearance provisions set forth in paragraph 4 below.

1.General/Quarterly Blackout Periods. ANI publicly releases financial information on a quarterly basis. The financial information is material and, prior to its public disclosure and absorption by the markets, is non-public. Accordingly, it is ANI’s policy that no Covered Person of ANI directly involved in the preparation and disclosure of ANI’s quarterly financial information may trade in ANI securities during a quarterly blackout period that will begin on the 10th day prior to the end of each fiscal quarter and end on the second trading day following, as applicable, the date ANI’s financial results for the quarter (or the full year with respect to the fourth quarter of the fiscal year) have been announced publicly.

Exhibit 19.1
1.Event-Specific Blackout Periods. Directors, officers and other employees or consultants whose duties or services with the company bring them into contact with confidential or proprietary information regarding ANI, and their immediate family members, may be prohibited from trading any securities of ANI during certain time periods in which the Compliance Officer has determined, after consultation with counsel (if necessary), that trading by such individuals should not take place since such individuals possess at that time information that could reasonably be determined to be material and non-public. ANI will notify you individually, via email, if you are subject to this requirement and will notify you of any such special event-specific blackout period, where the period is determinable. It may be the case that an Event-Specific Blackout Period could begin without any anticipated end date and that any such period could be for an extended period of time. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout period will not relieve that person of the obligation not to trade while aware of material non-public information. Even if a blackout period is not in effect, at no time may you trade in ANI securities if you are aware of material non-public information.

1.Pre-Clearance of Transactions in Securities. To provide assistance in preventing inadvertent insider trading and violations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and avoiding even the appearance of an improper transaction (which could result, for example, when a director or officer engages in a trade while unaware of a pending major development), all transactions in ANI securities by Designated Persons (as defined below), including the immediate family members of Designated Persons who share a household with a Designated Person are required to be pre-cleared by the Compliance Officer, except for any transactions made pursuant to a Rule 10b5-1 trading plan that has been pre-approved by the Compliance Officer. A Designated Person or immediate family member of a Designated Person who shares a household with a Designated Person should submit a request prior to commencing any transaction, including but not limited to sales, purchases, option exercises, gifts or other transactions in ANI’s securities. A Designated Person or immediate family member of a Designated Person who shares a household with a Designated Person will be permitted to proceed with a proposed transaction only after the Compliance Officer has pre-cleared it and communicated his/her approval in writing or via e-mail. All transactions in ANI securities by the Compliance Officer are required to be pre-cleared by ANI’s Chief Financial Officer. All transactions in ANI securities by other Covered Persons (and persons living in their households), even if not subject to any requirement to do so, are strongly encouraged to contact the Compliance Officer if they have any questions about whether or not they are in possession of material non-public information. Clearance of a transaction is generally valid for two (2) business days, unless otherwise specified or earlier revoked. If the trade order or other transaction is not placed within that two (2) business day period, clearance of the trade should be re-requested. If clearance is denied, the person requesting such clearance must keep the denial confidential. See the pre-clearance form attached as Exhibit C.

The Compliance Officer, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, will designate and maintain a list of “Designated Persons” for purposes of this policy. Such persons include ANI’s executive officers and directors, including ANI’s principal accounting officer (if separate from ANI’s principal financial officer), as well as others who are at an enhanced risk of possessing material non-public information and who therefore must exercise greater diligence to comply with insider trading prohibitions. You will be notified by the Compliance Officer if you are considered a Designated Person under this policy and you will remain a Designated Person until notified otherwise.

1.Short-term or Speculative Transactions. Section 16 of the Exchange Act prohibits directors and executive officers from engaging in certain short sales of ANI’s securities. Directors and officers, and their immediate family members, should not engage in short-term or speculative transactions involving ANI securities, including trading ANI stock on a short-term basis, purchasing ANI stock on margin, short sales and buying or selling puts or calls.

1.Margin Loans; Pledge of Securities as Collateral. Margining or pledging ANI securities can lead to inadvertent insider trading violations and unfavorable publicity for ANI if sales are made by the broker or lender when an individual that possesses material non-public information fails to meet a margin call or

Exhibit 19.1
defaults on a loan. Margin calls or loan foreclosures can also result in Section 16 violations for directors and executive officers since Section 16 filings are required to be made in connection with such events. Because holding securities in a margin account or purchasing ANI securities on a margin or pledging may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in ANI’s securities, directors, officers and other employees are prohibited from holding securities in a margin account or purchasing ANI stock on a margin or pledging ANI’s securities. The foregoing restrictions will not apply until May 23, 2023 with respect to the loan agreement with an institutional lender and Meridian Venture Partners II, L.P. disclosed in the Company’s 2023 Proxy Statement.

1.Standing Orders. Standing orders may not be put in place by any director or officer of ANI (except standing orders under an approved Rule 10b5-1 trading plan) and, with respect to all employees of ANI, are subject to pre-approval by the Compliance Officer. As a general rule, standing orders should be used only for a very brief period of time (48 hours or less). The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material non-public information.

1.Exceptions. The trading prohibitions and restrictions set forth in this policy do not apply to certain purchases of ANI securities directly from ANI, such as upon the cash exercise of stock options or the cashless exercise of stock options using previously acquired shares of ANI that are surrendered to ANI (as opposed to a broker-assisted cashless exercise). However, no officers or employees may alter their instructions regarding the purchase of ANI securities in such plans while in the possession of material non-public information and the trading prohibitions and restrictions of this policy apply to any subsequent or related sales of ANI securities so acquired (including broker-assisted option exercises). The trading prohibitions and restrictions set forth in this policy do not apply to purchases or sales of ANI securities pursuant to a Rule 10b5-1 trading plan previously approved by the Compliance Officer. The trading prohibitions and restrictions set forth in this policy do not apply to ANI’s withholding of shares underlying equity awards to satisfy tax withholding requirements.

1.Additional Requirements. ANI may, at any time, impose additional requirements to carry out the purpose and intent of this policy.

INSIDER TRADING COMPLIANCE OFFICER

ANI has designated the Senior Vice President, General Counsel and Corporate Secretary as its Insider Trading Compliance Officer (the “Compliance Officer”); provided that in the event there is no General Counsel or the General Counsel is unavailable, the Company’s Chief Financial Officer or such other person(s) designated by the General Counsel shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer. The Compliance Officer will review, consult with securities law counsel (if necessary), and either approve or prohibit trades or other transactions by insiders or other individuals and proposed Rule 10b5-1 trading plans in accordance with the procedures set forth in this policy.

In addition to the trading approval duties described above, the duties of the Compliance Officer will include the following:

1.Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures, including responding to requests for trading pre-approval.

1.Responding to all inquiries relating to this policy and its procedures.

1.Designating and announcing event-specific trading blackout periods during which directors, officers and certain other individuals designated by the Compliance Officer may not trade in ANI securities and determining which employees and consultants, in addition to directors and officers, would be subject to an event-specific trading blackout period.

1.Providing copies of this policy and other appropriate materials to all current and new directors, officers, employees and consultants, and such other persons who the Compliance Officer determines have access to material non-public information concerning ANI.

Exhibit 19.1

1.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A, 20 and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended; and assisting in the preparation and filing of all required SEC reports relating to insider trading in ANI securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

1.Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations and to make non-substantive or technical corrections to the policy, as well as other changes to the policy that are necessary or appropriate to correct inconsistencies in the policy.

1.Maintaining as company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

1.Maintaining the accuracy of the list of Section 16 Individuals and other individuals who are subject to an event-specific blackout period, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

1.Ensuring that all Rule 10b5-1 trading plans comply with Rule 10b5-1 promulgated by the SEC.

POST-TERMINATION TRANSACTIONS

Portions of this policy continue to apply even after the employment or service relationship of a director, officer, employee or consultant with ANI has terminated. A former director, officer, employee or consultant that is aware of material non-public information when his or her employment or service relationship with ANI terminates, such individual (and members of his or her immediate family) still may not trade in ANI securities until that information has become public or is no longer material. The confidentiality obligations in this policy also survive indefinitely.

INDIVIDUAL RESPONSIBILITY

Every person subject to this policy has an individual responsibility to comply with this policy, regardless of whether ANI has imposed a blackout period or trading window. The guidelines set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with any transaction in ANI securities. An individual may, from time to time, have to forego a proposed transaction in ANI’s securities even if he or she planned to make the transaction before learning of material non-public information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

COMPANY ASSISTANCE

Any questions regarding this policy or requests for assistance in complying with it should be directed to the Compliance Officer in advance of any trades in ANI’s securities. To assist you with understanding this policy, we have attached to this policy: (1) Exhibit A, frequently asked questions about insider trading and (2) Exhibit B, summary of SEC’s Rule 10b5-1 and Rule 10b5- 1 trading plans. The Compliance Officer shall retain a copy of each trading pre-clearance request, in the form attached hereto as Exhibit C. In addition, the Compliance Officer shall regularly update the list of Section 16 Officers, members of the Board of Directors and Designated Persons subject to pre-clearance of transactions in ANI securities.

ACKNOWLEDGEMENT AND REVISION

All Covered Persons must acknowledge their receipt, review and understanding of this policy.

This policy supersedes any previous policy of ANI concerning insider trading. ANI reserves the right to revise or otherwise update this policy as it deems necessary.

Exhibit 19.1
* * * * *

ANI PHARMACEUTICALS, INC.

POLICY AND PROCEDURES ON CONFIDENTIALITY AND TRADING SECURITIES
ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION CERTIFICATION

To: ANI Pharmaceuticals, Inc.

I hereby acknowledge my receipt, review and understanding of the terms of the Policy and Procedures on Confidentiality and Trading Securities on the Basis of Material Non-Public Information of ANI Pharmaceuticals, Inc. dated [ ], 202_. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with ANI. I understand that my failure to comply in all respects with the policy is a basis for termination of my employment or other service relationship with ANI.

Signature: Date:

Exhibit A

FREQUENTLY ASKED QUESTIONS ABOUT
INSIDER TRADING

What is insider trading?

If you know material confidential information about a public company and you trade on that information or tip others about it before the information is released publicly, you have committed an insider trading violation. Material confidential (i.e., non-public) information is any information, positive or negative, which might be important to an investor in determining whether to purchase, sell or hold ANI securities. Information may be important for this purpose even if it would not alone determine the investor’s decision. Insider trading violates the fundamental principles of free and fair capital markets because the trader has used special inside information that the person who sold or bought the stock did not possess.

What is tipping?

Tipping is telling someone material confidential information about a public company. The person who is told the inside information must know or have reason to believe that the tipper is breaching a duty of confidentiality in disclosing the information.

It does not matter if you only pass on the information and do not trade for yourself. When you tip someone (including but not limited to a relative, a friend or an acquaintance) to buy stock based on inside information, you may be liable for up to three times the profit gained (or the loss avoided) by the tippee. In addition, if your tippee cannot pay back the profits he or she made from trading on the inside information, you may have to pay instead.

Don’t you have to be an “insider” to commit insider trading?

No. Insider trading refers to anyone who trades on inside information about an important company development. It does not require that the person be a company insider, employee or executive.

What can I tell friends and family about ANI?

You can talk about developments to the extent included in ANI’s quarterly and annual filings with the SEC, disclosed in news releases or otherwise publicly disclosed by ANI. As for other news, you may not disclose any non-public information that you learned on the job. Not only may this be a tipping violation under the insider trading laws, but ANI has a broader corporate interest in preserving the confidentiality of its proprietary information

Exhibit 19.1
and developments. If you know information about ANI or about any other company you learned through your employment with ANI that is not public, then do not discuss it.

Who is considered an immediate family member and what about family trusts?

This policy applies to you and your immediate family members, which means family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in ANI’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in ANI’s securities); it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons.

If I know something important about ANI or another company, when can I use that information to trade?

You should check with the Compliance Officer before trading whenever you have material confidential information that has not been publicly disclosed. An insider trading investigation by the SEC is a very expensive and time-consuming affair. Avoid even the appearance of impropriety in your securities transactions.

In any event, you cannot use that information to trade, or trade in ANI, unless that information is already public. Our policy is to wait one full trading day after the public announcement of the news before using that information in any stock transaction. Keep sensitive corporate information to yourself. When in doubt about whether you know material confidential information, do not trade on it.

What are the civil penalties for insider trading?

Anyone found liable for trading on inside information must pay the government an amount equal to any profit made or loss avoided and may also face a monetary penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, could pay a penalty of up to three times the amount of the profit gained or the loss avoided by everyone in the line of tippees. In addition, if the actual traders cannot pay the disgorgement, the tippee may be responsible for this amount.

Under controlling person liability (discussed below), the company and the managers who supervise the violator can face penalties as high as $1 million or three times the profit gained or loss avoided, whichever is greater. In addition to these monetary penalties, the negative publicity and embarrassment of an insider trading investigation, even if it does not result in any formal charges, will hurt the company’s business and image.

What are the criminal penalties for insider trading?

Individuals who violate the insider trading laws face up to 20 years in prison and fines up to $5 million. Corporations that violate the insider trading laws face penalties up to $25 million. In addition, violators are usually charged with mail and wire fraud, possibly with tax evasion and obstruction of justice.

Will the SEC really investigate small insider trading violations?

When irregular trading activity is detected in a company’s stock, all transactions made during the time period under review are scrutinized. The SEC has brought cases against people who made small profits, less than $400 in one case.

What is “controlling person” liability?

The regulations define a “controlling person” to include the company that employed, and the person who managed, the violator. If an employee violates the insider trading laws, that person’s employer and supervisor may face penalties for the employee’s violation of up to the greater of three times the profit gained or loss avoided or $1 million. Private insider trading lawsuits may also be brought against both violators and controlling persons for the damage suffered by traders who bought stock from or sold stock to a person with inside information.

The SEC must prove that the controlling person: (1) knew or recklessly disregarded the fact that the employee was likely to engage in an insider trading violation and failed to take “appropriate” steps to prevent it; or

Exhibit 19.1
(2) knowingly or recklessly failed to establish, maintain, or enforce a policy or procedure reasonably designed to prevent improper insider trading and such failure substantially contributed to or permitted the occurrence of improper insider trading.

Are my stock trading records confidential?

No. Brokerage firms must turn over customer records upon a request from the SEC and the exchanges on which the firms are members. Thus, the SEC can determine who bought stock during a given period of market irregularity and can reconstruct your trading history if it knows the brokerage firms you use.

Can the SEC get all of my personal records during an investigation?

Probably. Once the SEC or United States Department of Justice has subpoena power, it will be very difficult for you to convince a court that they should not see your phone records, email correspondence, rolodexes, bank statements and so forth.

Can I receive a bounty for providing information about someone who trades on inside information?

Yes. The SEC may award a bounty to any person who provides information leading to a civil penalty against an inside trader, tipper or controlling person.